Exhibit 99.1

AgroFresh Solutions Clarifies Anticipated Full Year 2015 Results

Company Issues Updated Full Year 2015 Guidance

Expects Full Year Adjusted EBITDA in the Range of $87 Million to $93 Million

Announces $10 Million Share Repurchase Program

Philadelphia, PA, November 18, 2015 — AgroFresh Solutions, Inc. (NASDAQ: AGFS, AGFSW) (“AgroFresh” or the “Company”), a global leader in produce freshness solutions, announced today clarification of comments made on the Company’s third quarter earnings conference call held on November 16, 2015 regarding its anticipated financial results for the full year 2015, and also announced a $10 million share repurchase program.

Based on the Company’s strong year-to-date financial results and current expectations for the remainder of the year, AgroFresh expects to achieve full year Adjusted EBITDA in the range of $87 million to $93 million.

The Board of Directors of AgroFresh has also authorized a share repurchase program of up to $10 million of the Company’s common stock. Shares will be repurchased at the Company’s discretion based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. The repurchase program is anticipated to remain in effect for a period of one year, but may be suspended or discontinued at any time.

Thomas Macphee, Chief Executive Officer, commented, “As I shared on our third quarter earnings conference call, our core business is performing very well. With regard to the full year 2015, we expect to outperform the market as our very good organic growth from SmartFresh™ penetration of apples and other crops continues to offset much of the market’s overall expected decline from the record high of last year, which is being driven by adverse weather conditions in the northern hemisphere. Harvista™ will be relatively flat compared to last year’s results due to adverse weather in Turkey and lower customer use relative to last year’s record apple crop in Washington State. Based on these assumptions, we expect to achieve full year Adjusted EBITDA in the range of $87 million to $93 million and we expect to communicate to investors as more information becomes available.”

Mr. Macphee added, “We see strong momentum with SmartFresh™, are particularly pleased with the increased penetration that we are achieving in apples and other crops, and expect this growth to continue going forward. Customer feedback on Harvista™ has been very positive, its efficacy is now widely accepted, and I remain confident that we will continue to see strong, profitable growth for Harvista, which we expect will generate annual sales in the range of $50 million within the next five years. RipeLock™ is in early commercial trials and channel interest in this game-changing technology for bananas is very encouraging. We believe that the sales potential for RipeLock™ could be $25 million or more in five years. Overall, we believe that AgroFresh has strong organic growth potential to approximately double sales within the next five years. Reflecting our confidence in our growth strategy and expectations, as well as our commitment to enhancing long-term shareholder value, we are also announcing a share repurchase program.”

Contact Information

Margaret M. Loebl

Executive Vice President and Chief Financial Officer

AgroFresh Solutions, Inc.

+1 (215) 592-2820

Erica Bartsch

Sloane & Company

+1 (212) 446-1875

ebartsch@sloanepr.com

About AgroFresh

AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. For more information, please visit www.agrofresh.com.

Forward-Looking Statements

In addition to historical information, this release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company’s possible or assumed future results of operations, including all statements regarding 2015 guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk that the Business Combination disrupts current plans and operations; the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; costs related to the Business Combination and/or related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company’s filings with the SEC, including the Quarterly Report on Form 10-Q filed on November 16, 2015, available at the SEC’s website at www.sec.gov.